EXHIBIT 99


                         STATEFED FINANCIAL CORPORATION
                                519 Sixth Avenue
                             Des Moines, Iowa 50309

For Further Information Contact:                        FOR IMMEDIATE RELEASE
         John F. Golden, President and CEO              Date:   November 4, 1999
         StateFed Financial Corporation
         519 Sixth Avenue
         Des Moines, Iowa 50309
         Phone: (515) 282-0236

                         STATEFED FINANCIAL CORPORATION
                        ANNOUNCES FIRST QUARTER EARNINGS

     Des Moines, Iowa (NASDAQ: "SFFC") ------ StateFed Financial Corporation, the parent company for State Federal Savings and Loan Association of Des Moines, today announced financial results for the quarter ended September 30, 1999. For the three-month period ended September 30, 1999, the company reported net income of $245,200 as compared to $224,986 for the same period in 1998, an increase of $20,214, or 9%. The increase in net earnings was primarily due to an increase in net interest income of $31,100, an increase in non-interest income of $1,100, and a decrease in non-interest expense of $7,000, partially offset by an increase in income tax expense of $19,000.

     At September 30, 1999, the company had total assets of $90.2 million and total liabilities of $74.2 million, compared to total assets of $90.8 million and total liabilities of $74.7 million at June 30, 1999. The decrease in total assets for the three month period ending September 30, 1999 was due to a decrease in cash and amounts due from depository institutions of $4.3 million, a decrease in investments in certificates of deposits of $199,300, partially offset by an increase in loans receivable of $2.9 million, an increase in investment securities of $976,000, and an increase in real estate held for investment of $163,300.

     The book value of StateFed Financial Corporation increased to $10.65 per share at September 30, 1999. Diluted earnings per share for the first quarter ended September 30, 1999 were 16 cents per share. As of September 30, 1999, there were 1,509,100 shares outstanding.

                                    Continued

                         STATEFED FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                      September 30, 1999 and June 30, 1999

ASSETS                                                 (Unaudited)
                                                September 30, 1999 June 30, 1999
                                                ------------------ -------------
Cash and amounts due from depository institutions    $ 4,162,953   $ 8,481,216
Investments in certificates of deposit                   685,000       884,300
Investment securities                                  2,920,366     1,944,374
Loans receivable, net                                 75,230,026    72,330,884
Real estate acquired for development                     156,608       236,602
Real estate held for investment, net                   2,808,506     2,645,245
Property acquired in settlement of loans               1,123,017     1,133,517
Office property and equipment, net                     1,169,930     1,188,247
Federal Home Loan Bank stock, at cost                  1,147,600     1,147,600
Accrued interest receivable                              550,618       536,028
Other assets                                             272,881       295,695
                                                     -----------   -----------
        TOTAL ASSETS                                 $90,227,505   $90,823,708
                                                     ===========   ===========
       LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits                                             $54,378,141   $54,713,072
Advances from Federal Home Loan Bank                  18,854,270    18,877,047
Advances from borrowers for taxes and insurance           47,091       337,371
Accrued interest payable                                 184,760       133,773
Dividends payable                                        113,183       114,300
Income taxes:current and deferred                        420,883       324,643
Other liabilities                                        162,259       200,123
                                                     -----------   -----------
        TOTAL LIABILITIES                            $74,160,587   $74,700,329
                                                     ===========   ===========
Stockholders' equity:
Common stock                                         $     8,905   $     8,905
Additional paid-in capital                             8,536,529     8,526,563
Unearned compensation - restricted stock awards         (254,551)     (271,290)
Unrealized gain (loss) on investments                    (89,853)        3,803
Treasury stock                                        (2,356,890)   (2,234,986)
Retained earnings - substantially restricted          10,222,778    10,090,384
                                                     -----------   -----------
   TOTAL STOCKHOLDERS' EQUITY                        $16,066,918   $16,123,379
                                                     -----------   -----------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $90,227,505   $90,823,708
                                                     ===========   ===========

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                         STATEFED FINANCIAL CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                               1st Quarter
                                                               September 30
                                                          ----------------------
                                                           1999            1998
                                                          ----------------------
                                                                 Unaudited


OPERATIONS DATA

Total interest income                                   $1,663,480   $1,706,083
Total interest expense                                     964,800    1,038,485
                                                        ----------   ----------
Net interest income                                        698,680      667,598
Provision for loan losses                                    9,000        9,000
                                                        ----------   ----------
Net interest income after provision for loan losses        689,680      658,598

Non-interest income:
Real estate operations                                     136,084      137,909
Other non-interest income                                   26,794       23,883
                                                        ----------   ----------
Total non-interest income                                  162,878      161,792
Total non-interest expense                                 486,118      493,164
                                                        ----------   ----------
Income before income taxes                                 366,440      327,226
Income tax expense                                         121,240      102,240
                                                        ----------   ----------
Net Income                                              $  245,200   $  224,986
                                                        ==========   ==========

Earnings per share                                        $0.17        $0.15
Diluted earnings per share                                $0.16        $0.15